DNB Financial Corporation

For further information, please contact:
Elizabeth Cook
Assistant Vice President/Marketing
484-359-3201
ecook@dnbfirst.com	FOR IMMEDIATE RELEASE
(OTC Bulletin Board Symbol: DNBF)

DNB FIRST ANNOUNCES CHANGES IN EXECUTIVE MANAGEMENT

DOWNINGTOWN, Pennsylvania - November 17, 2006 - DNB Financial Corporation, parent company of DNB First, National Association, announced a change in their executive management team.

Thomas M. Miller, DNB’s Chief Lending Officer, will be leaving DNB First and joining the consulting firm of Ardmore Banking Advisors, Ardmore, PA. “Tom has decided to take his career in a different direction. He has been a key member of our management team and we will certainly miss his talent and leadership. We all wish him success in his new career”, said William S. Latoff, Chairman and CEO of DNB First.

“I am extremely pleased to announce that Albert J. Melfi, Jr. has accepted a position with DNB effective today and will be joining us as Executive Vice President and Chief Lending Officer. Al has over 32 years of commercial and consumer lending experience and most recently served as Regional Vice President, of Commerce Bank, PA/N.A. We are extremely pleased to have Al join our executive management team. Our customers, employees and shareholders will benefit greatly from Al’s leadership and experience”, said Mr. Latoff.

While at Commerce Bank, Mr. Melfi managed a 12-branch region including the retail and commercial lending functions. Mr. Melfi is a very successful banking professional and an outstanding community leader. He has served in a leadership capacity on countless professional, community and civic organizations, and, to name a few, presently serves as board chairman of the Chester County Chamber of Business and Industry, board vice chairman and treasurer of the Brandywine Valley Convention & Visitors Bureau, and board memberships for March of Dimes, Community Action Agency of Delaware County, Delaware County Industrial Development Corp. (for which he also serves as member of the Finance Committee and chairman of the Loan Review Committee), Delaware County Industrial Development Authority, Delaware County Commerce Department (for which he also serves as chairman of the Loan Review Committee), Delaware County Hero Bowl & Foundation, Neumann College Business Advisory Board, and the Delaware County Historical Society. He was also the 1997 recipient of the SBA Financial Services Advocate of the Year Award.

“As a former competitor of DNB First, I have the greatest respect and admiration for the way they have been transitioning this historic institution. I look forward to being a part of their continued success”, said Mr. Melfi.

DNB First, National Association, a wholly owned subsidiary of DNB Financial Corporation, a $503 million community bank headquartered in Chester County, Pennsylvania, is the oldest independent bank in the county with ten full service offices and two limited service offices. In addition to a broad array of consumer banking products, DNB offers commercial and construction lending, commercial leasing, cash management, brokerage and insurance through DNB Financial Services, and trust services through DNB Advisors. For more information, go to www.dnbfirst.com.